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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                           CONTACT:
May 21, 1998                                    Mike Vantusko
                                                Chief Financial Officer
                                                Marla Jeane Maling
                                                Mgr. Corporate Communications
                                                (330) 649-4000


                     WATERLINK ANNOUNCES MANAGEMENT CHANGES:
        NAMES NEW CHIEF EXECUTIVE OFFICER AND NEW PRESIDENT OF EUROPEAN
                         WATER AND WASTEWATER OPERATIONS

         CANTON, Ohio--May 21, 1998--Waterlink, Inc. (NYSE:WLK) announced today that it has named T. Scott King as its President and Chief Executive Officer, effective June 8, 1998, to succeed Chet S. Ross, who is leaving the company effective June 5, 1998, in order to pursue other business interests.

         "We are very grateful to Chet for helping Waterlink approach the $200 million revenue mark," said Ted Savastano, Waterlink's Chairman of the Board. "Chet's achievements have laid the foundation for Scott King to take Waterlink to the next level."

         Mr. King, 46, was formerly the President and General Manager, Consumer Brands Division of The Sherwin-Williams Company. Under Mr. King's leadership, the Consumer Brands Division grew both internally and through acquisitions from $372 million in revenues in 1992 to $855 million in 1997. Prior to 1992, Mr. King was Vice-President, Sales & Marketing for the Consumer Division's brands division and introduced several innovative marketing approaches including the Dutch Boy "In the Paint" marketing concept with the National Basketball Association.

         "Scott will continue the leadership, innovation and discipline that is necessary to improve our operating performance by focusing on cross selling and the Waterlink brand name," said Savastano. "I also look forward to working with Scott in carrying out the Waterlink vision through continued acquisition growth."

                                     -more-

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WATERLINK ANNOUNCES MANAGEMENT CHANGE/PAGE 2

         Waterlink also announced the appointment of Dr. Hans Larsson, formerly President of Waterlink Europe, to a new role as Waterlink's Vice-President and Technical Director, reporting to the CEO. Dr. Larsson holds numerous worldwide patents, and is inventor of the widely applied continuous sand filter.

         Mr. Henrik Kallen has been appointed as the new President of Waterlink's European water and wastewater operations, with primary responsibility for the operations of the Nordic Water Group of companies. Mr. Kallen was previously a consultant to industry working with strategy projects and change implementation. During the past year, he served as President and Chief Executive Officer for the Orrefors Kosta Boda Group, a Swedish crystal maker with approximately $100 million of revenues. While there, he developed and implemented a strategic plan for sales and profitability growth as well as organizational change. Savastano commented, "The combined talents of Mr. Kallen and Dr. Larsson will provide the necessary resources to accelerate Waterlink's plan to enhance the Nordic Water Group's position as a market leader in Europe and strengthen the cross selling efforts between Europe and North America."

         Due to these changes, the Company is expected to incur a special charge to operations in the quarter ended June 30, 1998. This charge will primarily include the costs related to the contractual obligations of the Company to its former chief executive officer.

         This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including customer base, product offerings and predictability of results. These forward-looking statements are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially. Such factors include, but are not limited to, changes in operating costs, the success of the Company's operating plan, acquisition strategy and unanticipated liabilities. Additional information on factors that could potentially affect the Company or its financial results may be found in the Company's filings with the Securities and Exchange Commission, including the risk factor section (beginning on page
20) of the Company's annual report on Form 10-K for its fiscal year ended September 30, 1997.

                                     -more-


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WATERLINK ANNOUNCES MANAGEMENT CHANGES/PAGE 3

         Waterlink is an international provider of integrated water purification and wastewater treatment solutions, treating process water and wastewater for its industrial customers and drinking water and wastewater for its municipal customers. Waterlink's twenty-one operating companies offer its solutions, equipment and services throughout a network of approximately 250 independent sales organizations. Waterlink's executive offices are located in Canton, Ohio, USA and its European operations are directed from Nynashamn, Sweden.

         More information about Waterlink can be obtained on the internet at www.waterlink.com, by e-mail inquiry to waterlink@waterlink.com, or by contacting Mike Vantusko, Waterlink, Inc., 4100 Holiday Street NW, Canton, Ohio 44718 USA at 330-649-4000.


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